Exhibit 99.1

WASTE CONNECTIONS COMPLETES ACQUISITION OF CERTAIN
DIVESTED ASSETS FROM REPUBLIC SERVICES

FOLSOM, CA, April 2, 2009 - Waste Connections, Inc. (NYSE: WCN) today announced that it has completed the initial closing of the acquisition of certain assets from Republic Services, Inc. being divested as a result of Republic Services’ recent merger with Allied Waste Industries, Inc.  The assets acquired include five municipal solid waste landfills, three collection operations and two transfer stations across five markets: Southern California; Denver, CO; Houston, TX; Greenville/Spartanburg, SC; and Flint, MI.  Closing of the remaining previously announced assets to be acquired from Republic Services remains subject to customary closing conditions, including regulatory approval.

Waste Connections, Inc. is an integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in mostly secondary markets in the Western and Southern U.S.  The Company serves approximately 1.8 million residential, commercial and industrial customers from a network of operations in 25 states.  The Company also provides intermodal services for the movement of containers in the Pacific Northwest.  Waste Connections, Inc. was founded in September 1997 and is headquartered in Folsom, California.

For more information, visit the Waste Connections web site at www.wasteconnections.com.  Copies of financial literature, including this release, are available on the Waste Connections web site or through contacting us directly at (916) 608-8200.

Certain statements contained in this press release are forward-looking in nature.  These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of strategy.  Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements.  Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) a portion of our growth and future financial performance depends on our ability to integrate acquired businesses into our organization and operations; (2) our acquisitions may not be successful, resulting in changes in strategy, operating losses or a loss on sale of the business acquired; (3) competition for acquisition candidates, consolidation within the waste industry and economic and market conditions may limit our ability to grow through acquisitions; (4) each business that we acquire or have acquired may have liabilities that we fail or are unable to discover, including environmental liabilities; (5) our accruals for our landfill site closure and post-closure costs may be inadequate; (6) our financial and operating performance may be affected by the inability to renew landfill operating permits, obtain new landfills and expand existing ones; (7) future changes in laws regulating the flow of solid waste in interstate commerce could adversely affect our operating results; and (8) extensive regulations that govern the design, operation and closure of landfills may restrict our landfill operations or increase our costs of operating landfills.  These risks and uncertainties, as well as others, are discussed in greater detail in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K.  There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business.  We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.

CONTACT:
Waste Connections, Inc.
Worthing Jackman, (916) 608-8266
worthingj@wasteconnections.com